Exhibit 4.12

COUNTY BANCORP, INC.

2021 LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

The Participant specified below has been granted a stock appreciation right (the “SAR”) by COUNTY BANCORP, INC., a Wisconsin corporation (the “Company”), under the COUNTY BANCORP, INC. 2021 LONG-TERM INCENTIVE PLAN (the “Plan”). The SAR shall be subject to the terms of the Plan and the terms set forth in this Stock Appreciation Right Award Agreement (“Award Agreement”).

Section 1. Award. The Company hereby grants to the Participant the SAR, which represents the right of the Participant to receive the aggregate dollar value of appreciation (“Appreciation”) in the Fair Market Value on the specified number of Shares (the “Covered Shares”). The Appreciation shall be computed by multiplying (i) the excess, if any, of (A) the Fair Market Value of a Share on the exercise date, over (B) the Exercise Price, times (ii) the number of Covered Shares being settled. The Appreciation shall be payable by the Company in cash [can also be Shares or a combination of cash and Shares]. The SAR is in all respects limited and conditioned as provided herein and in the Plan.

Section 2. Terms of Award. The following words and phrases relating to the SAR shall have the following meanings:

(a) The “Participant” is ______________________________.

(b) The “Grant Date” is ______________________________.

(c) The number of “Covered Shares” is ____________________ Shares.

(d) The “Exercise Price” is $____________________ per Covered Share.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3. Vesting.

(a) Each installment of Covered Shares set forth in the table immediately below (each, an “Installment”) shall become vested and exercisable on the “Vesting Date” for such Installment set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
___% of Covered Shares	Date/Event/Other Condition
___% of Covered Shares	Date/Event/Other Condition
___% of Covered Shares	Date/Event/Other Condition

(b) Notwithstanding the foregoing provisions of this Section 3, all the Covered Shares shall become fully vested and immediately exercisable upon the Participant’s Termination of Service due to the Participant’s Disability, death or Retirement.

(c) Upon a Change in Control, the SAR shall be treated in accordance with Section 4.1 of the Plan.

(d) The SAR shall not be exercisable on or after the Participant’s Termination of Service, except as to that portion of Covered Shares for which it was exercisable immediately prior to such Termination of Service or became exercisable on the date of such Termination of Service.

Section 4. Expiration. Notwithstanding any term of this Award Agreement to the contrary, the Participant shall forfeit the SAR in its entirety as of the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of the following:

(a) the three-month anniversary of the Participant’s Termination of Service other than due to the Participant’s Disability, death or termination for Cause; provided, however, that if the Participant shall die after the date of Termination of Service but before the three-month anniversary of the Participant’s Termination of Service, the Expiration Date shall automatically be extended to the one-year anniversary of Participant’s Termination of Service;

(b) the one-year anniversary of the Participant’s Termination of Service due to the Participant’s Disability or death;

(c) the date of notice of the Participant’s termination for Cause; or

(d) the 10-year anniversary of the Grant Date.

Section 5. Exercise.

(a) Method of Exercise. The vested portion of the SAR may be exercised by the Participant in whole or in part by providing notice of exercise to the Corporate Secretary of the Company at its corporate headquarters, in a form prescribed by the Committee or by satisfying such other procedures as shall be set forth by the Committee from time to time. Such notice shall specify the number of Covered Shares that the Participant elects to exercise the SAR. In the event this SAR is exercised by any person or persons after the death or Disability of the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this SAR.

(b) Payment of Appreciation. Following the exercise of all or a portion of the SAR, the Company shall deliver to the Participant the Appreciation, with respect to that portion of the SAR that is exercised, in cash, [Shares or a combination thereof], in one lump sum, less any amount necessary to satisfy withholding obligations, and the Company shall have no further obligation with respect to that portion of the SAR that is exercised.

(c) Restrictions. The SAR shall not be exercisable if and to the extent the Company determines that such exercise would violate any applicable laws or the applicable rules of any securities exchange or similar entity, and shall not be exercisable during any blackout period established by the Company from time to time.

Section 6. Withholding. The exercise of the SAR, and the Company’s obligation to issue Shares upon exercise, is subject to withholding of all applicable taxes. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction.

Section 7. Non-Transferability of SAR. The SAR, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the SAR shall not be assigned, transferred, pledged, hypothecated, or otherwise disposed of by the Participant in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process. Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the SAR contrary to the provisions hereof, or the levy of any attachment or similar process upon the SAR, shall be null and void and without effect.

Section 8. Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 9. Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 10. Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Corporate Secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 11. Not an Employment Contract. Neither the SAR nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 12. No Rights as Shareholder. The Participant shall not have any rights of a Shareholder with respect to the Covered Shares.

Section 13. Amendment. Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 14. Governing Law. This Award Agreement, the Plan, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 15. Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 16. Section 409A Amendment. The SAR is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 17. Clawback. The SAR and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation, and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.

COUNTY BANCORP, INC.

By:

Print Name:

Title:

PARTICIPANT

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